As filed with the Securities and Exchange Commission on May 4, 2023
Registration No. 333-223518
Registration No. 333-255760

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-223518
Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-255760

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

JOUNCE THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	45-4870634
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)
780 Memorial Drive
Cambridge, Massachusetts 02139
(Address of Principal Executive Offices, including Zip Code)

Michael Hearne
Chief Financial Officer
Jounce Therapeutics, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
James J. Moloney
Gibson, Dunn & Crutcher LLP
555 Mission Street, 30th Floor
San Francisco, California 94105
(415) 393-8200

Christopher Comeau
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, Massachusetts 02199
(671) 951-7809
(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer
Non-accelerated filer	Smaller reporting company
Emerging growth company

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by Jounce Therapeutics, Inc., a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-3 (together, the “Registration Statements”):

1.Registration Statement No. 333-223518, registering the sale of up to (a) $250,000,000 of (i) senior or subordinated debt securities (“Debt Securities”), (ii) shares of common stock, par value $0.001 per share, of the Registrant (the “Common Stock”), (iii) shares of preferred stock, par value $0.001 per share, of the Registrant (the “Preferred Stock”), (iv) fractional shares of Preferred Stock (“Depositary Shares”), (v) purchase contracts, including contracts obligating holders to purchase from or sell to the Registrant, and obligating the Registrant to sell to or purchase from the holders, a specified number of shares of Common Stock, Preferred Stock or Depositary Shares at a future date or dates (“Purchase Contracts”), (vi) units consisting of one or more Purchase Contracts and beneficial interests in Debt Securities or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the Common Stock, Preferred Stock or Depositary Shares under the Purchase Contracts (“Units”), (vii) warrants to purchase shares of Common Stock, Preferred Stock, Depositary Shares or Debt Securities (“Warrants”) and (viii) rights to purchase shares of Common Stock, Preferred Stock or the other securities described therein (“Rights”), or any combination thereof, in each case offered by the Registrant, and (b) 13,279,129 shares of Common Stock offered by the Selling Stockholders (as defined therein), which was filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2018, and amended on April 9, 2018.

2.Registration Statement No. 333-255760, registering the sale of up to (a) $250,000,000 of (i) Debt Securities, (ii) shares of Common Stock, (iii) shares of Preferred Stock, (iv) Depositary Shares, (v) Purchase Contracts, (vi) Units, (vii) Warrants and (viii) Rights, or any combination thereof, in each case offered by the Registrant, and (b) 9,549,129 shares of Common Stock offered by the Selling Stockholders

(as defined therein), which was filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2021.

On March 26, 2023, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 3, 2023, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (other than Excluded Shares or Dissenting Shares, each as defined in the Merger Agreement) (the “Shares”) was cancelled and converted into the right to receive (i) $1.85 per Share, net to the seller, without interest and subject to any withholding of taxes, plus (ii) one non-transferrable contractual contingent value right per Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 4, 2023.

JOUNCE THERAPEUTICS, INC.

By: /s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer